Free Writing Prospectus                              Filed Pursuant to Rule 433
Dated August 16, 2006                                    File No. 333-132319-01

Subject: $768.329mm CRMSI 2006-1 **Cpns & Prices**

Lead: Citi  Co: Lehman


Cls     Size      Type     C/E    WAL(c)   Wnd w(c)     M/S      Spread    Yield    Cpn    Price
A-1    314.448   FixSeq   13.75     1.00    1-24      Aaa/AAA   edsf+15    5.609   5.956   99.999
A-2     62.749   FixSeq   13.75     2.20    24-30     Aaa/AAA     sw+25    5.563   5.682   99.998
A-3    100.279   FixSeq   13.75     3.00    30-46     Aaa/AAA     sw+36    5.633   5.706   99.999
A-4     90.963   FixSeq   13.75     5.00    46-82     Aaa/AAA     sw+62    5.919   5.939   99.999
A-5     48.330   FixSeq   13.75     7.84    82-95     Aaa/AAA     sw+78    6.147   6.133   99.994 **
A-6     68.530   FixNAS   13.75     6.33    39-95     Aaa/AAA     sw+50    5.832   5.836   99.995
M-1     19.466   FixMez   11.30     5.32    38-95     Aa1/AA+     sw+79    6.097   6.112   99.998
M-2     17.877   FixMez    9.05     5.32    38-95     Aa2/AA      sw+82    6.127   6.142   99.999
M-3     11.124   FixMez    7.65     5.32    37-95     Aa3/AA-     sw+87    6.177   6.191   99.997
M-4      6.356   FixMez    6.85     5.31    37-95      A1/A+      sw+95    6.257   6.270   99.995
M-5      7.548   FixMez    5.90     5.31    37-95      A2/A      sw+105    6.357   6.370   99.999
M-6      5.165   FixMez    5.25     5.31    37-95      A3/A-     sw+115    6.457   6.469   99.998
M-7      5.165   FixMez    4.60     5.31    37-95     A3/BBB+    sw+140    6.707   6.717   99.999
M-8      4.767   FixMez    4.00     5.31    37-95    Baa1/BBB    sw+165    6.957   6.964   99.997
M-9      5.562   FixMez    3.30     5.31    37-95    Baa2/BBB-   sw+225    7.557   7.500   99.754


**Class A-5 Yield/Coupon is net of wrap fees

Expected Settlement: August 30, 2006

Originator: Citicorp Trust Bank
Servicer: CitiMortgage

Intex ID: citicrmsi_2006_1
Intex Pwd: BX4J
Yieldbook: crmsi06.1


--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.